                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No.        )*
                                           -------


                                 ENTREMED, INC.
                                 --------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                   29382F103
                                   ---------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                              Page 1 of  4  Pages
                                        ---

CUSIP NO. 29382F103                 13G            PAGE    2    OF    4    PAGES
          ---------                                     -------    -------


-------------------------------------------------------------------------------------------------------------
 1              NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Carl R. Alving
                ###-##-####

-------------------------------------------------------------------------------------------------------------
 2
                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                 (a)  [ ]

                                                                                         (b)  [ ]

-------------------------------------------------------------------------------------------------------------
 3              SEC USE ONLY


-------------------------------------------------------------------------------------------------------------
 4              CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S.A.

-------------------------------------------------------------------------------------------------------------
                            5      SOLE VOTING POWER
                                   775,235
         NUMBER OF

          SHARES

       BENEFICIALLY

         OWNED BY

           EACH

         REPORTING

          PERSON

           WITH

                          -----------------------------------------------------------------------------------
                            6      SHARED VOTING POWER
                                   -0-

                          -----------------------------------------------------------------------------------
                            7      SOLE DISPOSITIVE POWER
                                   775,235

                          -----------------------------------------------------------------------------------
                            8      SHARED DISPOSITIVE POWER
                                   -0-

-------------------------------------------------------------------------------------------------------------
 9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                775,235

-------------------------------------------------------------------------------------------------------------
 10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                [ ]

-------------------------------------------------------------------------------------------------------------
 11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                6.43%

-------------------------------------------------------------------------------------------------------------
 12             TYPE OF REPORTING PERSON*
                IN
-------------------------------------------------------------------------------------------------------------

                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 3 of   4   Pages
                                                                    ------

Item 1(a).               Name of Issuer :

                         ENTREMED, INC.

Item 1(b).               Address of Issuer's Principal Executive Offices:

                         9610 MEDICAL CENTER DRIVE; SUITE 200
                         ROCKVILLE, MARYLAND 20850


Item 2(a).               Name of Person Filing:  Carl R. Alving



Item 2(b).               Address of Principal Business Office or if none,
                         Residence:

                         3 Newbold Court; Bethesda, MD 20817

Item 2(c).               Citizenship:  U. S. A.



Item 2(d).               Title of Class of Securities:

                         Common Stock, $.01 par value ("shares")

Item 2(e).               CUSIP Number:

                         29382F103

Item 3.         Not Applicable

Item 4.         Ownership:

        (a) Amount Beneficially Owned: 775,235 shares. Includes 15,002 shares issuable upon exercise of options which are currently exercisable.

        (b)     Percent of Class:  6.43%

                                                            Page 4 of  4   Pages
                                                                      ----

        (c)     Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote:  775,235
                (ii)    shares power to vote or to direct the vote:  -0-
                (iii)   sole power to dispose or to direct the disposition of:
                                                                   775,235

Item 5.         Ownership of Five Percent or Less of a Class

                        Not Applicable

Item 6.         Ownership of More than Five Percent on Behalf of Another Person

                        Not Applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Securities

                        Not Applicable

Item 8.         Identification and Classification of Members of the Group

                        Not Applicable

Item 9.         Notice of Dissolution of Group

                        Not Applicable

Item 10.                Certification

                        Not Applicable

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1997


By:     /s/ Carl R. Alving
        ------------------
        Carl R. Alving